Exhibit 10.1

CME GROUP INC.

DIRECTOR STOCK PLAN

Amended and Restated Effective May 21, 2014

1. Purpose. The purpose of the CME Group Inc. Director Stock Plan (the “Plan”) is to provide CME Group Inc. (the “Company”) with an effective means of attracting, retaining, and motivating non-employee directors of the Company and to further align their interests with those of the Company’s shareholders by providing for or increasing their stock ownership interests in the Company.

2. Eligibility. Any director of the Company who is not an employee of the Company (“Eligible Director”) is eligible to participate in the Plan.

3. Administration. The Plan shall be administered by a Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) comprised solely of independent directors. Initially, the Committee responsible for the administration of the Plan shall be the Compensation Committee. Except as otherwise expressly provided in the Plan, the Committee shall have full power and authority to interpret and administer the Plan, to determine the Eligible Directors to receive awards and the amounts, types and terms of the awards, to adopt, amend, and rescind rules and regulations, and to establish terms and conditions, not inconsistent with the provisions of the Plan, for the administration and implementation of the Plan, provided, however, that the Committee may not (subject to Section 8 hereof), after the date of any award, make any changes that would adversely affect the rights of a recipient under such award without the consent of the recipient. The determination of the Committee on all matters shall be final and conclusive and binding on the Company and all Eligible Directors and other interested parties.

4. Awards. Awards may be made by the Committee in such amounts as it shall determine in cash, in unrestricted shares of Class A common stock of the Company (“Common Stock”), in options to purchase shares of Common Stock of the Company (“Options”) or in shares of Common Stock subject to certain restrictions (“Restricted Stock”) or any combination thereof. There shall be 625,000 shares of Common Stock available for issuance in connection with awards under the Plan, subject to adjustment as provided in Section 8. To the extent shares subject to an outstanding award are not issued or delivered by reason of the expiration, termination, or cancellation or forfeiture or by reason of the delivery or withholding of shares to pay all or a portion of the exercise price of an award, if any, or to satisfy all or a portion of the tax withholding obligations relating to an award, then the corresponding number of shares which were reserved for issuance in connection therewith shall again be available for the purposes of the Plan. Shares available under the Plan may be authorized and unissued shares or may be treasury shares or a combination thereof.

5. Restricted Stock Grants. Awards of Restricted Stock may be granted by the Committee to Eligible Directors subject to such restrictions on transfer and forfeiture conditions as the Committee may deem appropriate. Shares subject to a grant of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated during the applicable period of restriction. Each grant of Restricted Stock shall be evidenced by a Restricted Stock agreement that shall specify the number of shares granted, the period of restriction applicable to the grant of Restricted Stock and such other terms and conditions as the Committee, in its sole discretion, shall determine. The period of restriction applicable to each grant of Restricted Stock which vests based upon continued service shall be at least one (1) year (subject to the change of control provisions set forth in Section 8). Unless the Committee determines otherwise, shares of Restricted Stock shall be held by the Company as escrow agent during the applicable period of restriction, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Committee, which would permit transfer to the Company of all or a portion of the Restricted Stock in the event such Restricted Stock is forfeited in whole or in part. The Committee may, in its discretion, legend the certificates representing Restricted Stock during the applicable period of restriction to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the CME Group Inc. Director Stock Plan (the “Plan”), and in a restricted stock agreement. A copy of the Plan and such restricted stock agreement may be obtained from the Secretary of CME Group Inc.”

During any applicable period of restriction, Eligible Directors holding Restricted Stock may exercise full voting rights with respect to such Restricted Stock and shall be entitled to receive all dividends and other distributions paid with respect to such Restricted Stock, unless otherwise provided in the applicable Restricted Stock agreement. Any delayed dividend or distribution shall be paid in a manner which complies with the requirements of Section 409A of the Internal Revenue Code.

6. Stock Option Awards.

a. Type of Options. Any Options granted under the Plan shall be in the form of Options which do not qualify as incentive stock options under Section 422 of the Internal Revenue Code.

b. Purchase Price. The purchase price of the Common Stock under each Option shall be determined by the Committee, but shall not be less than 100 percent of the fair market value of the Common Stock on the date of the award of the Option. “Fair market value” for purposes of the Plan means the closing transaction price of the Common Stock on the NASDAQ Global Select Market or other applicable exchange upon which the Common Stock is traded on the date as of which such value is being determined.

c. Terms and Conditions. The Committee shall establish (i) the term of each Option, (ii) the terms and conditions upon which, and the times when, each Option shall be exercised, and (iii) the terms and conditions under which Options may be exercised after termination as an Eligible Director for any reason for periods not to exceed three (3) years after such termination.

d. Expiration Dates. Each Option shall terminate not later than the date determined by the Committee; provided, however, that the expiration date shall not be later than the tenth anniversary of the grant date.

e. Purchase by Cash or Stock. The purchase price of shares purchased upon the exercise of any Option shall be paid (i) in full in cash, (ii) in whole or in part (in combination with cash) in full shares of Common Stock owned by the Eligible Director and valued at its fair market value on the date of exercise, or (iii) by any other means which the Committee, in its sole discretion, determines to provide legal consideration for the purchase price of the shares, all pursuant to procedures approved by the Committee consistent with the purposes of the Plan.

f. Transferability. Options shall not be transferable other than by will or pursuant to the laws of descent and distribution. During the lifetime of the person to whom an Option has been awarded, it may be exercisable only by such person or one acting in his or her stead or in a representative capacity. Upon or after the death of the person to whom an Option is awarded, an Option may be exercised by the Eligible Director’s legatee or legatees under his last will, or by the Option holder’s personal representative or distributee’s executive, administrator, or personal representative or designee in accordance with the terms of the Option.

7. Termination of Service. Unless otherwise provided by the Committee at the time of grant, if a director’s service ends for any reason other than by death, permanent disability (as determined by the Board) or expiration of his or her term of service as a director, any unvested portion of an award granted hereunder shall immediately terminate and be forfeited to the Company without consideration. Upon a termination of service due to death, permanent disability or expiration of term of service as a director, all unvested awards granted hereunder shall immediately become fully vested.

8. Adjustments and Reorganizations. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, extraordinary cash dividend, split-up, share combination, or other similar change in the corporate structure of the Company affecting the Common Stock, the Committee shall adjust the number, class and series of securities available under the Plan, the number, class, series and purchase price of securities subject to outstanding awards under the Plan and the numerical limit set forth in Section 4 in such manner as the Committee in its sole discretion shall determine to be appropriate to prevent the dilution or diminution of outstanding awards under the Plan. Notwithstanding anything in this Plan to the contrary, all awards outstanding hereunder shall become fully vested upon the occurrence of a change of control. “Change of control” shall have the meaning set forth in the Company’s Amended and Restated Omnibus Stock Plan, as in effect on the date the amendment and restatement of this Plan is approved by shareholders of the Company.

9. Tax Withholding. The Company shall have the right to (i) make deductions from any settlement of an award under the Plan, including the delivery or vesting of shares, or require shares or cash or both be withheld from any award, in each case in an amount sufficient to satisfy withholding of any federal, state, or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Committee may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock to be used to satisfy required tax withholding based on the fair market value of any such shares of Common Stock, as of the appropriate time of each award.

10. Expenses. The expenses of administering the Plan shall be borne by the Company.

11. Amendments. The Board shall have complete power and authority to amend the Plan, provided that the Board shall not amend the Plan in any manner that requires shareholder approval under applicable law without such approval; provided, further, that notwithstanding any other provision of the Plan or any Award Agreement, without stockholder approval, no such amendment, alternation, suspension, discontinuation or termination shall be made that, absent such stockholder approval:

•	violates the rules or regulations of any securities listing exchange applicable to the Company;

•	increases the number of shares authorized under the Plan as specified in Section 4 of the Plan (other than pursuant to adjustments governed by Section 8);

•	increases the number of shares subject to the limitations contained in Section 4 of the Plan (other than pursuant to adjustments governed by Section 8);

•	permits the award of options with an exercise price less than 100% of the fair market value of a share on the date of grant of such option;

•	permits the repricing of options, as prohibited by Section 12 of the Plan; or

•	expands the classes or categories of persons eligible to receive awards under the Plan.

No amendment to the Plan may, without the consent of the individual to whom the award shall theretofore have been awarded, adversely affect the rights of an individual under the award.

12. Prohibition on Repricing. Except for adjustment governed by Section 8 of the Plan, no outstanding option may be amended to reduce its initial exercise or grant price and no outstanding option shall be cancelled in exchange for cash, other awards or replaced with an option having a lower exercise or grant price, without the approval of the shareholders of the Company.

13. Governing Law; Requirements of Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such award or the delivery of Common Stock thereunder, such award shall not be exercised or settled and such Common Stock shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.

14. Effective Date of the Plan. The Plan shall become effective upon the date upon which it is approved by the Company’s shareholders.

15. Termination. The Board may terminate the Plan or any part thereof at any time, provided that no termination may, without the consent of the individual to whom any award shall theretofore have been made, adversely affect the rights of an individual under the award. The Plan shall terminate no later than May 21, 2024, unless earlier terminated by the Board.

16. Other Actions. Nothing contained in the Plan shall be deemed to preclude other compensation plans which may be in effect from time to time or be construed to limit the authority of the Company to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Company (a) to award options for proper corporate purposes otherwise than under the Plan to an employee or other person, firm, corporation, or association, or (b) to award options to, or assume the option of, any person in connection with the acquisition, by purchase, lease, merger, consolidation, or otherwise, of the business and assets (in whole or in part) of any person, firm, corporation, or association. The grant of an award pursuant to the Plan is no guarantee that an Eligible Director will be renominated, reelected or reappointed as a director, and nothing in the Plan shall be construed as conferring upon an Eligible Director the right to continue to be associated with the Company as a director or otherwise.

17. Section 409A. The Plan and each award made under the Plan are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and the interpretative guidance thereunder and shall at all times be interpreted and administered in accordance with such intent.

To the extent that any provision of the Plan violates Section 409A, such provision shall be automatically reformed, if possible, to comply with Section 409A or stricken from the Plan. If an operational failure occurs with respect to Section 409A requirements, any affected Eligible Director shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the Internal Revenue Service. No provision of the Plan shall be interpreted to transfer any liability for a failure to comply with Section 409A from an Eligible Director or any other individual to the Company.